Exhibit 99.1

Filed by Pacific Premier Bancorp, Inc.
Pursuant to Rule 425 under the Securities Act of 1933
Subject Company: Opus Bank
SEC Registration Statement No.: 333-

Pacific Premier Bancorp to Participate in the
2020 KBW Winter Financial Services Symposium

Irvine, Calif., February 12, 2020 -- Pacific Premier Bancorp, Inc. (NASDAQ: PPBI), the holding company of Pacific Premier Bank, announced today that Steven R. Gardner, Chairman, President and Chief Executive Officer, will participate in the 2020 Keefe, Bruyette & Woods Winter Financial Services Symposium being held in Boca Raton, Florida on February 13, 2020. During the conference, Mr. Gardner will hold a series of meetings with institutional investors.

A copy of the investor presentation to be used at the conference is available on the Presentations page in the Investors Relations section of the Company’s website at www.ppbi.com.

About Pacific Premier Bancorp, Inc.

Pacific Premier Bancorp, Inc. is the holding company for Pacific Premier Bank, one of the largest banks headquartered in Southern California with approximately $11.8 billion in assets. Pacific Premier Bank is a business bank primarily focused on serving small and middle market businesses in the counties of Orange, Los Angeles, Riverside, San Bernardino, San Diego, San Luis Obispo and Santa Barbara, California, as well as markets in the states of Arizona, Nevada and Washington. Through its more than 40 depository branches, Pacific Premier Bank offers a diverse range of lending products including commercial, commercial real estate, construction and SBA loans, as well as specialty banking products for homeowners’ associations and franchise lending nationwide.

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Contact:

Pacific Premier Bancorp, Inc.

Steven R. Gardner
Chairman, President and Chief Executive Officer
949-864-8000

Ronald J. Nicolas, Jr.
Senior Executive Vice President and Chief Financial Officer
949-864-8000